BCB Bancorp, Inc. Announces Revised Second Quarter Earnings

Company Release - 7/28/2017

BAYONNE, N.J.-- BCB Bancorp, Inc. (the "Company"), Bayonne, NJ (NASDAQ: BCBP – News), the holding company for BCB Community Bank (the "Bank"), announced revised net income for the three and six months ended June 30, 2017. Total non-interest expense for the three and six months ended June 30, 2017 was increased by $1.0 million, and net income was reduced by $581,000 for both periods, as compared to the amounts furnished on the earnings release dated July 17, 2017. The change resulted from an Order, dated July 5, 2017 (the "Order"), requiring the Company to pay $1.0 million to counsel for the plaintiff class for that counsel's fees and other costs in the previously disclosed shareholder class action lawsuit, Kube v. Pamrapo Bancorp, Inc., et al. (the "Kube Action"). The award in the aforesaid Order was related to the Order and Final Judgment, entered by the court on September 21, 2015.
On July 26, 2017, as part of the Company's internal control review process over loss contingencies and subsequent events, management determined that an accrual of the amount set forth in the Order should be recorded as an expense in the second quarter of 2017.
Thomas Coughlin, President and Chief Executive Officer, commented, "We are disappointed by the entry of  the Order, and will continue to vigorously pursue recovery of these and all other costs in the litigation against our insurance carrier noted below. However, after this non-recurring litigation cost adjustment, net income for the three and six months ended June 30, 2017 was $2.5 million and $5.4 million, respectively, each a significant improvement over the same periods last year."
While management remains confident that the Company will recover the above amount and other additional costs incurred in the Kube Action in the suit pending against its insurance carrier (see "Legal Proceedings" in the Company's March 31, 2017, SEC form 10Q filing), accounting guidance indicates that such potential future recoveries of insurance refunds cannot be recorded as an offset of current period costs, but will rather be recognized as income when the recovery is more definitive.
The Company has revised its financial statements and other disclosures contained in the earnings release to reflect the establishment of an accrual of $1.0 million as described above. Reported results for the three months and six months ended June 30, 2017 were affected by this accrued amount.
Revised net income was $2.5 million for the three months ended June 30, 2017, compared with net income of $1.6 million for the three months ended June 30, 2016. Revised basic and diluted earnings per share were $0.21 for the three months ended June 30, 2017, compared with $0.12 for the three months ended June 30, 2016.
Revised net income was $5.4 million for the six months ended June 30, 2017, compared with $3.6 million for the six months ended June 30, 2016. Revised basic and diluted earnings per share were $0.46 and $0.45, respectively, for the six months ended June 30, 2017, compared with $0.28 for the six months ended June 30, 2016.
Total assets increased by $107.6 million, or 6.3 percent, to $1.816 billion at June 30, 2017, from $1.708 billion at December 31, 2016. The increase in total assets was primarily a result of increases in total cash and cash equivalents, net loans receivable and securities available for sale. This net increase in assets was funded primarily from a $104.1 million, or 7.5 percent, increase in deposits. Management is focused on maintaining adequate liquidity in anticipation of funding loans from a very healthy pipeline as demand continues to be strong.  We continue to consider all growth opportunities afforded us but at a pace consistent with our targeted capital levels.
Operations for the three months ended June 30, 2017, compared with the three months ended June 30, 2016
Net income increased $932,000, or 59.0 percent, to $2.5 million for the three months ended June 30, 2017, compared with $1.6 million for the three months ended June 30, 2016. The increase in net income was primarily related to an increase in total interest income, a decrease in total interest expense, an increase in total non-interest income, partly offset by a higher provision for loan loss and a higher income tax provision for the three months ended June 30, 2017 as compared to the three months ended June 30, 2016.
Net interest income increased by $1.7 million, or 12.7 percent, to $15.1 million for the three months ended June 30, 2017 from $13.4 million for the three months ended June 30, 2016. The increase in net interest income resulted primarily from an increase in the average balance on total interest earning assets of $72.1 million, or 4.31 percent, to $1.747 billion for the three months ended June 30, 2017 from $1.675 billion for the three months ended June 30, 2016, as well as an increase in the average yield on total interest earning assets of 15 basis points, or 3.40 percent, to 4.37 percent for the three months ended June 30, 2017 from 4.22 percent for the three months ended June 30, 2016.

Interest income on loans receivable increased by $763,000, or 4.4 percent, to $18.0 million for the three months ended June 30, 2017 from $17.3 million for the three months ended June 30, 2016. The increase was primarily attributable to an increase in the average balance of loans receivable of $129.3 million, or 8.9 percent, to $1.578 billion for the three months ended June 30, 2017 from $1.448 billion for the three months ended June 30, 2016, partly offset by a decrease in the average yield on loans receivable of 20 basis points, or 4.14 percent, to 4.57 percent for the three months ended June 30, 2017 from 4.77 percent for the three months ended June 30, 2016. The increase in the average balance of loans receivable was in accordance with the Company's growth strategy, which included growing the Bank's geographic footprint vis-à-vis our organic branching strategy and the hiring of seasoned loan and business development officers. The decrease in average yield on loans reflected the competitive price environment prevalent in the Company's primary market area on loan facilities, as well as the repricing downward of certain variable rate loans.
Interest income on investment securities increased by $712,000, to $762,000 for the three months ended June 30, 2017 from $50,000 for the three months ended June 30, 2016. The increase is primarily attributable to an increase in the average balance of investment securities of $94.8 million, or 928.0 percent, to $105.0 million for the three months ended June 30, 2017 from $10.2 million for the three months ended June 30, 2016, and an increase in the average yield on investment securities of 34 basis points, or 17.3 percent, to 2.30 percent, for the three months ended June 30, 2017 from 1.96 percent for the three months ended June 30, 2016.
Interest income on other interest-earning assets decreased by $87,000, or 23.6 percent, to $281,000 for the three months ended June 30, 2017 from $368,000 for the three months ended June 30, 2016. The decrease is primarily attributable to a decrease in the average balance of other interest-earning deposits of $152.0 million, or 70.4 percent, to $63.9 million for the three months ended June 30, 2017 from $215.9 million for the three months ended June 30, 2016, partly offset by an increase in the average yield on other interest-earning assets of 108 basis points, or 158.0 percent, to 1.76 percent for the three months ended June 30, 2017 from 0.68 percent for the three months ended June 30, 2016. The decrease in the average balance of other interest-earning assets related to a decrease in cash as funds were deployed for repayment of Federal Home Loan Bank ("FHLB") borrowings, purchases of investment securities and to fund loan growth, while the increase in the average yield primarily resulted from increases in the Fed Funds rate.
Total interest expense decreased by $312,000, or 7.2 percent, to $4.0 million for the three months ended June 30, 2017 from $4.3 million for the three months ended June 30, 2016. Despite an increase in the average balance of interest-cost liabilities of $49.7 million, or 3.5 percent, to $1.472 billion for the three months ended June 30, 2017 from $1.422 billion for the three months ended June 30, 2016, the average cost of funds decreased 12 basis points, or 10.4 percent, to 1.09 percent for the three months ended June 30, 2017 from 1.21 percent for the three months ended June 30, 2016. The average balance of total deposit liabilities increased by $94.2 million, or 7.8 percent, to $1.306 billion for the three months ended June 30, 2017 from $1.212 billion for the three months ended June 30, 2016, and the average cost of deposits remained unchanged at .89 percent for both three-month periods. The average balance of high-cost borrowings decreased by $44.5 million, or 21.2 percent, to $165.5 million for the three months ended June 30, 2017 from $210.0 million for the three months ended June 30, 2016, and the average cost of borrowings decreased 47 basis points, or 15.4 percent, to 2.63 percent, for the three months ended June 30, 2017 from 3.10 percent for the three months ended June 30, 2016. The decrease in borrowings was the result of scheduled repayments of Federal Home Loan Bank advances.
Net interest margin was 3.45 percent for the three-month period ended June 30, 2017 and 3.19 percent for the three-month period ended June 30, 2016. The improvement in the net interest margin was the result of the repayment of higher cost FHLB borrowings in mid-2016, partly offset by competitive pressures in attracting new loans and deposits, as evidenced by a decline in the average yield on loans and an increase in the average cost of deposits.
The provision for loan losses increased by $739,000, to $776,000 for the three months ended June 30, 2017 from $37,000 for the three months ended June 30, 2016. The provision for loan losses is established based upon management's review of the Company's loans and consideration of a variety of factors, including but not limited to: (1) the risk characteristics of the loan portfolio; (2) current economic conditions; (3) actual losses previously experienced; (4) the dynamic activity and fluctuating balance of loans receivable; and (5) the existing level of reserves for loan losses that are probable and estimable. During the three months ended June 30, 2017, the Company experienced $338,000 in net charge-offs compared to $133,000 in net recoveries for the three months ended June 30, 2016. The Bank had non-performing loans totaling $15.5 million, or 0.97 percent, of gross loans at June 30, 2017 and $15.7 million, or 1.04 percent, of gross loans at December 31, 2016. The allowance for loan losses was $18.0 million, or 1.13 percent, of gross loans at June 30, 2017, $17.2 million, or 1.15 percent, of gross loans at December 31, 2016 and $18.3 million, or 1.27 percent, of gross loans at June 30, 2016. The amount of the allowance is based on estimates and the ultimate losses may vary from such estimates. Management assesses the allowance for loan losses on a quarterly basis and makes provisions for loan losses as necessary in order to maintain the adequacy of the allowance. While management uses available information to recognize losses on loans, future loan loss provisions may be necessary based on changes in the aforementioned criteria. In addition various regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses and may require the Company to recognize additional provisions based on their judgment of information available to them at the time of their examination. Management believes that the allowance for loan losses was adequate at June 30, 2017 and December 31, 2016.

Total non-interest income increased by $516,000, or 34.3 percent, to $2.0 million for the three months ended June 30, 2017 from $1.5 million for the three months ended June 30, 2016. The increase was primarily attributable to income gained from sales on other real estate owned properties of $197,000 for the three months ended June 30, 2017 with no comparable figure for the three months ended June 30, 2016, an increase in fees and service charges of $102,000, or 13.9 percent, to $838,000 for the three months ended June 30, 2017 from $736,000 for the three months ended June 30, 2016, a loss on bulk sale of impaired loans held in the portfolio of $285,000 for the three months ended June 30, 2016 with no comparable figure for the three months ended June 30, 2017, as well as an increase in other non-interest income of $228,000, or 876.9 percent, to $254,000 for the three months ended June 30, 2017 from $26,000 for the three months ended June 30, 2016. The increase in total non-interest income was partly offset by a decrease in gains on sale of loans of $296,000, or 28.8 percent, to $733,000 for the three months ended June 30, 2017 from $1.0 million for the three months ended June 30, 2016. The increase in other non-interest income related to $237,000 of proceeds from a legal settlement in the second quarter.
Total non-interest expense decreased by $18,000, or 0.1 percent, to $12.1 million for the three months ended June 30, 2017 from $12.1 million for the three months ended June 30, 2016. Salaries and employee benefits decreased by $282,000, or 4.6 percent, to $5.9 million for the three months ended June 30, 2017 from $6.2 million for the three months ended June 30, 2016, primarily related to a reduction in workforce over the last 12 months. Data processing expense decreased by $155,000, or 18.6 percent, to $678,000 for the three months ended June 30, 2017 from $833,000 for the three months ended June 30, 2016, primarily related to cost efficiencies achieved with the conversion to a new core system. Advertising expense decreased by $275,000, or 70.5 percent, to $115,000 for the three months ended June 30, 2017 from $390,000 for the three months ended June 30, 2016, partly related to advertising efforts with the opening of several de novo branches in 2016. Professional fee expense increased by $900,000, or 186.3% percent, to $1.4 million for the three months ended June 30, 2017 from $483,000 for the three months ended June 30, 2016, primarily related to counsel fees and litigation expenses awarded to the plaintiff's class counsel of $1.0 million in the matter of Kube v. Pamrapo Bancorp, Inc. et al.. Other non-interest expense consisted of occupancy and equipment, director fees, regulatory assessments, other real estate owned (net), and other fees/expenses.
The income tax provision increased by $563,000, or 51.9 percent, to $1.6 million for the three months ended June 30, 2017 from $1.1 million for the three months ended June 30, 2016. The increase in income tax provision was a result of higher taxable income during the three-month period ended June 30, 2017 as compared with the three months ended June 30, 2016. The consolidated effective tax rate for the three months ended June 30, 2017 was 39.6 percent compared to 40.7 percent for the three months ended June 30, 2016.
Operations for the six months ended June 30, 2017, compared with the six months ended June 30, 2016
Net income increased $1.8 million, or 50.1 percent, to $5.4 million for the six months ended June 30, 2017 compared with $3.6 million for the six months ended June 30, 2016. The increase in net income was primarily related to increases in net interest income and non-interest income, and a decrease in non-interest expense, partly offset by an increase in the provision for loan loss and a higher income tax provision for the six months ended June 30, 2017 as compared to the six months ended June 30, 2016.
Net interest income increased by $2.6 million, or 9.6 percent, to $29.7 million for the six months ended June 30, 2017 from $27.1 million for the six months ended June 30, 2016. The increase in net interest income is primarily related to an increase in the average balance of total interest-earning assets of $74.3 million, or 4.5 percent, to $1.724 billion for the six months ended June 30, 2017 as compared to $1.650 billion for the six months ended June 30, 2016 as well as an increase in the average yield in total interest-earning assets of 4 basis points, or 1.1 percent, to 4.35 percent for the six months ended June 30, 2017 from 4.31 percent for the six months ended June 30, 2016.
Interest income on loans receivable increased by $812,000, or 2.3 percent, to $35.6 million for the six months ended June 30, 2017 from $34.8 million for the six months ended June 30, 2016. The increase was primarily attributable to an increase in the average balance of loans receivable of $105.2 million, or 7.3 percent, to $1.550 billion for the six months ended June 30, 2017 from $1.445 billion for the six months ended June 30, 2016, partly offset by a decrease in the average yield on loans receivable of 22 basis points, or 4.6 percent, to 4.59 percent for the six months ended June 30, 2017 from 4.81 percent for the six months ended June 30, 2016. The increase in the average balance of loans receivable was in accordance with the Company's growth strategy, which included the hiring of additional loan production and business development personnel and the opening of seven additional branches over the last 18 months. The decrease in average yield on loans reflected the competitive price environment prevalent in the Company's primary market area on loan facilities, as well as the repricing downward of certain variable rate loans.

Interest income on investment securities increased by $1.3 million, to $1.4 million for the six months ended June 30, 2017 from $124,000 for the six months ended June 30, 2016. The increase in interest income on investment securities is primarily related to an increase in the average balance of investment securities of $79.5 million, or 378.8 percent, to $100.5 million for the six months ended June 30, 2017 from $21.0 million for the six months ended June 30, 2016 and an increase in the average yield of 38 basis points, or 13.1 percent, to 3.27 percent, for the six months ended June 30, 2017 from 2.89 percent for the six months ended June 30, 2016.
Interest income on other interest-earning assets decreased by $71,000, or 11.2 percent, to $561,000 for the six months ended June 30, 2017 from $632,000 for the six months ended June 30, 2016. The decrease was primarily related to a decrease in the average balance of other interest-earning assets of $110.5 million, or 60.1 percent, to $73.3 million for the six months ended June 30, 2017 from $183.8 million for the six months ended June 30, 2016, partly offset by an increase in the average yield on other interest-earning assets of 43 basis points, or 104.3 percent, to 0.85 percent, for the six months ended June 30, 2017 from 0.42 percent for the six months ended June 30, 2016. The decrease in the average balance of other interest-earning assets related to a decrease in cash as funds were deployed for repayment of Federal Home Loan Bank ("FHLB") borrowings, purchases of investment securities, and to fund loan growth, while the increase in the average yield resulted primarily from increases in the Fed Funds rate.
Total interest expense decreased by $595,000, or 7.0 percent, to $7.9 million for the six months ended June 30, 2017 from $8.5 million for the six months ended June 30, 2016. Despite an increase in the average balance of interest-cost liabilities of $61.1 million, or 4.4 percent, to $1.460 billion for the six months ended June 30, 2017 from $1.399 billion for the six months ended June 30, 2016, the average cost of funds decreased 13 basis points, or 11.0 percent, to 1.08 percent for the six months ended June 30, 2017 from 1.21 percent for the six months ended June 30, 2016. The average balance of total deposit liabilities increased by $106.7 million, or 9.0 percent, to $1.296 billion for the six months ended June 30, 2017 from $1.190 billion for the six months ended June 30, 2016, and the average cost of deposits increased 1 basis point to 0.88 percent for the six months ended June 30, 2017 from 0.87 percent for the six months ended June 30, 2016. The average balance of high-cost borrowings decreased by $45.7 million, or 21.8 percent, to 163.7 million for the six months ended June 30, 2017 from $209.4 million for the six months ended June 30, 2016, and the average cost of borrowings decreased 50 basis points, or 16.0 percent, to 2.63 percent for the six months ended June 30, 2017 from 3.13 percent for the six months ended June 30, 2016. The decrease in borrowings was the result of scheduled repayments of Federal Home Loan Bank advances.
The net interest margin was 3.44 percent for the six-month period ended June 30, 2017 and 3.28 percent for the six month period ended June 30, 2016. The improvement in the net interest margin was partly the result of the repayment of higher cost FHLB borrowings in mid-2016, partly offset by competitive pressures in attracting new loans and deposits, as evidenced by a decline in the average yield on loans and an increase in the average cost of deposits.
The provision for loan losses increased by $1.0 million, or 463.7 percent, to $1.3 million for the six months ended June 30, 2017 from $226,000 for the six months ended June 30, 2016. The provision for loan losses is established based upon management's review of the Company's loans and consideration of a variety of factors, including but not limited to: (1) the risk characteristics of the loan portfolio; (2) current economic conditions; (3) actual losses previously experienced; (4) the dynamic activity and fluctuating balance of loans receivable; and (5) the existing level of reserves for loan losses that are probable and estimable. During the six months ended June 30, 2017, the Company experienced $519,000 in net charge-offs compared to $70,000 in net recoveries for the six months ended June 30, 2016. The Bank had non-performing loans totaling $15.5 million, or 0.97 percent, of gross loans at June 30, 2017 and $15.7 million, or 1.04 percent, of gross loans at December 31, 2016. The allowance for loan losses was $18.0 million, or 1.13 percent, of gross loans at June 30, 2017, $17.2 million, or 1.15 percent, of gross loans at December 31, 2016 and $18.3 million, or 1.27 percent, of gross loans at June 30, 2016.  The amount of the allowance is based on estimates and the ultimate losses may vary from such estimates. Management assesses the allowance for loan losses on a quarterly basis and makes provisions for loan losses as necessary in order to maintain the adequacy of the allowance. While management uses available information to recognize losses on loans, future loan loss provisions may be necessary based on changes in the aforementioned criteria. In addition various regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses and may require the Company to recognize additional provisions based on their judgment of information available to them at the time of their examination. The increase in the allowance for loan loss reflected growth in the loan portfolio. Management believes that the allowance for loan losses was adequate at June 30, 2017 and December 31, 2016.

Total non-interest income increased by $1.1 million, or 37.2 percent, to $4.3 million for the six months ended June 30, 2017 from $3.2 million for the six months ended June 30, 2016. Total non-interest income increased primarily as a result of increased gain on sale of other real estate owned properties increased by $1.3 million for the six months ended June 30, 2017 with no comparable gain for the six months ended June 30, 2016, an increase in fees and service charges of $187,000, or 12.9 percent, to $1.6 million for the six months ended June 30, 2017 from $1.4 million for the six months ended June 30, 2016, an increase in other non-interest income of $237,000, or 526.7 percent, to $282,000 for the six months ended June 30, 2017 from $45,000 for the six months ended June 30, 2017 and a loss on the bulk sale of impaired loans held in the portfolio of $285,000 for the six months ended June 30, 2016 with no comparable sale for the six months ended June 30, 2017. The increase in total non-interest income was partly offset by a decrease in gain on sale of loans of $882,000, or 45.2 percent, to $1.1 million for the six months ended June 30, 2017 from $2.0 million for the six months ended June 30, 2016. The sales of loans and other real estate loans is generally based on market conditions. The increase in other non-interest income related to $237,000 of proceeds from a legal settlement in the second quarter.
Total non-interest expense decreased by $193,000 million, or 0.8 percent, to $23.7 million for the six months ended June 30, 2017 from $23.9 million for the six months ended June 30, 2016. Salaries and benefits expense decreased by $216,000, or 1.8 percent, to $12.0 million for the six months ended June 30, 2017 from $12.2 million for the six months ended June 30, 2016, primarily related to a reduction in workforce over the last 12 months. Data processing expense decreased by $564,000, or 29.8 percent, to $1.3 million for the six months ended June 30, 2017 from $1.9 million for the six months ended June 30, 2016, primarily related to cost efficiencies achieved with the conversion to a new core system. Advertising expense decreased by $495,000, or 65.7 percent, to $258,000 for the six months ended June 30, 2017 from $753,000 for the six months ended June 30, 2016, partly related to advertising efforts with the opening of several de novo branches in 2016. Professional fee expense increased by $836,000, or 91.9 percent, to $1.7 for the six months ended June 30, 2017 from $910,000 for the six months ended June 30, 2016, primarily related to counsel fees and litigation expenses awarded to the plaintiff's class counsel of $1.0 million in the matter of Kube v. Pamrapo Bancorp, Inc. et al. Other non-interest expense consisted of occupancy and equipment, director fees, regulatory assessments, other real estate owned (net), and other fees/expenses.
Income tax provision increased by $1.1 million, or 45.1 percent, to $3.6 million for the six months ended June 30, 2017 from $2.5 million for the six months ended June 30, 2016. The increase in income tax provision was a result of higher taxable income during the six months ended June 30, 2017 as compared with the six months ended June 30, 2016. The consolidated effective tax rate for the six months ended June 30, 2017 was 39.8 percent compared to 40.6 percent for the six months ended June 30, 2016.
Financial Condition
Total assets increased by $107.6 million, or 6.3 percent, to $1.816 billion at June 30, 2017 from $1.708 billion at December 31, 2016. The increase in total assets occurred primarily as a result of an increase in loans receivable of $92.0 million, an increase in cash and cash equivalents of $10.0 million, and an increase in securities available for sale of $11.0 million. Management is concentrating on maintaining adequate liquidity in anticipation of funding loans in the loan pipeline as well as seeking opportunities to purchase securities in the secondary market that provide competitive returns in a risk-mitigated environment. It is our intention to grow our assets at a measured pace consistent with our capital levels and as business opportunities permit.
Loans receivable increased by $92.0 million, or 6.2 percent, to $1.577 billion at June 30, 2017 from $1.485 billion at December 31, 2016, and is consistent with the Company's growth strategy for 2017. The increase resulted primarily from increases of $18.5 million in residential real estate loans, $65.6 million in commercial real estate and multi-family loans, $2.5 million in construction loans, $4.1 million in commercial business loans and $2.1 million in home equity loans and home equity lines of credit. As of June 30, 2017, the allowance for loan losses was $18.0 million, or 116.2 percent, of non-performing loans and 0.97 percent of gross loans.
Total cash and cash equivalents increased by $10.0 million, or 15.4 percent, to $75.0 million at June 30, 2017 from $65.0 million at December 31, 2016 due to the Company's strategy to increase our deposit base and success of our 17-month promotional CD product in the first quarter of 2017.
Securities available for sale increased by $11.0 million, or 11.6 percent, to $105.8 million at June 30, 2017 from $94.8 million at December 31, 2016 as the Company deployed excess cash to improve returns on earning assets and liquidity.
Deposit liabilities increased by $104.1 million, or 7.5 percent, to $1.496 billion at June 30, 2017 from $1.392 billion at December 31, 2016. The increase resulted primarily from increases of $69.5 million in certificates of deposit, $11.1 million in NOW deposit accounts, $10.4 million in non-interest bearing deposit accounts, $9.3 million in money market checking accounts and $6.5 million in savings and club accounts. In addition to organic deposit growth resulting from the opening of seven additional branches over the last 18 months, the Company has also added listing service certificates of deposit and brokered certificates of deposit to fund loan growth, which totaled $31.8 million and $17.9 million, respectively, at June 30, 2017.

Long-term debt increased by $8.0 million, or 5.2 percent, to $163.0 million at June 30, 2017 from $155.0 million at December 31, 2016. The purpose of these borrowings reflected the use of long-term Federal Home Loan Bank advances to augment deposits as the Company's funding source for originating loans and investing in investment securities. Short-term debt decreased by $9.0 million, or 45.0 percent, to $11.0 million at June 30, 2017 from $20.0 million at December 31, 2016. The weighted average interest rate of borrowings was 2.26 percent at June 30, 2017.
Stockholders' equity increased by $1.7 million, or 1.3 percent, to $132.8 million at June 30, 2017 from $131.1 million at December 31, 2016. The increase in stockholders' equity was primarily attributable to proceeds received from the issuance of $9.5 million of series D 4.5 percent non-cumulative perpetual preferred stock, as well as an increase in retained earnings of $2.0 million for the six months ended June 30, 2017, partly offset by the redemption of $11.7 million of series A and B 6 percent noncumulative perpetual preferred stock that occurred in the first quarter of 2017. The Company accrued a dividend payable for the second quarter on our outstanding preferred stock of $166,000 which will be paid in the third quarter.

BCB BANCORP INC., AND SUBSIDIARIES
	Financial condition data by quarter
	(In thousands)
	Q2 2017	Q1 2017	Q4 2016	Q3 2016	Q2 2016

Total assets	$1,815,843	$1,805,332	$1,708,208	$1,678,936	$1,738,343
Cash and cash equivalents	75,047	114,422	65,038	137,707	235,774
Securities available for sale	105,803	106,183	94,765	52,907	18,365
Loans receivable, net	1,577,181	1,528,756	1,485,159	1,431,211	1,424,891
Deposits	1,496,260	1,513,844	1,392,205	1,380,385	1,394,305
Borrowings	174,000	155,000	175,000	155,000	200,000
Stockholders' equity	132,781	127,011	131,081	132,299	132,306

	Operating data by quarter
	(In thousands, except for per share amounts)
	Q2 2017	Q1 2017	Q4 2016	Q3 2016	Q2 2016

Net interest income	$15,063	$14,605	$14,402	$13,597	$13,363
Provision for loan losses	776	498	102	(301)	37
Non-interest income	2,022	2,313	1,433	1,530	1,506
Non-interest expense	12,148	11,562	11,649	12,343	12,166
Income tax expense	1,648	1,945	1,611	1,171	1,085
Net income	$2,513	$2,913	$2,473	$1,914	$1,581
Net income per share:	$0.21	$0.25	$0.20	$0.15	$0.12
Common Dividends declared per share	$0.14	$0.14	$0.14	$0.14	$0.14

	Financial Ratios
	Q2 2017	Q1 2017	Q4 2016	Q3 2016	Q2 2016
Return on average assets	0.56%	0.68%	0.60%	0.44%	0.36%
Return on average stockholder's equity	7.90%	9.48%	7.64%	5.84%	4.80%
Net interest margin	3.45%	3.43%	3.48%	3.22%	3.19%
Stockholder's equity to total assets	7.31%	7.04%	7.67%	7.88%	7.61%

	Asset Quality Ratios
	(In thousands, except for per share amounts)
	Q2 2017	Q1 2017	Q4 2016	Q3 2016	Q2 2016
Non-Accrual Loans	$15,456	$16,987	$15,652	$19,345	$21,067
Non-Accrual Loans as a % of Total Loans	0.97%	1.10%	1.04%	1.33%	1.45%
ALLL as % of Non-Accrual Loans	116.23%	103.17%	109.95%	90.93%	87.05%
Impaired Loans	43,326	45,830	45,419	48,547	49,349
Classified Loans	42,311	44,408	48,231	59,440	51,249

BCB Community Bank presently operates 22 branches in Bayonne, Carteret, Colonia, Edison, Hoboken, Fairfield, Holmdel, Jersey City, Lodi, Lyndhurst, Monroe Township, Rutherford, South Orange, Union, and Woodbridge, New Jersey, and two branches in Staten Island, New York.
Contact
Thomas Keating, Senior Vice President and Chief Financial Officer – 201.823.0700
or
 Thomas Coughlin, President and Chief Executive Officer – 201.823.0700
Forward-looking Statements and Associated Risk Factors
This release, like many written and oral communications presented by BCB Bancorp, Inc., and our authorized officers, may contain certain forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of said safe harbor provisions.
Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of words "anticipate," "believe," "estimate," "expect," "intend," "plan," "project," "seek," "strive," "try," or future or conditional verbs such as "could," "may," "should," "will," "would," or similar expressions. Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results.
There are a number of factors, many of which are beyond our control, that could cause actual conditions, events, or results to differ significantly from those described in our forward-looking statements. These factors include, but are not limited to: general economic conditions and trends, either nationally or in some or all of the areas in which we and our customers conduct our respective businesses; conditions in the securities markets or the banking industry; changes in interest rates, which may affect our net income, prepayment penalties and other future cash flows, or the market value of our assets; changes in deposit flows, and in the demand for deposit, loan, and investment products and other financial services in the markets we serve; changes in the financial or operating performance of our customers' businesses; changes in real estate values, which could impact the quality of the assets securing the loans in our portfolio; changes in the quality or composition of our loan or investment portfolios; changes in competitive pressures among financial institutions or from non-financial institutions; changes in our customer base; potential exposure to unknown or contingent liabilities of companies targeted for acquisition; our ability to retain key members of management; our timely development of new lines of business and competitive products or services in a changing environment, and the acceptance of such products or services by our customers; any interruption or breach of security resulting in failures or disruptions in customer account management, general ledger, deposit, loan or other systems; any interruption in customer service due to circumstances beyond our control; the outcome of pending or threatened litigation, or of other matters before regulatory agencies, or of matters resulting from regulatory exams, whether currently existing or commencing in the future; environmental conditions that exist or may exist on properties owned by, leased by, or mortgaged to the Company; changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; changes in legislation, regulation, and policies, including, but not limited to, those pertaining to banking, securities, tax, environmental protection, and insurance, and the ability to comply with such changes in a timely manner; changes in accounting principles, policies, practices, or guidelines; operational issues stemming from, and/or capital spending necessitated by, the potential need to adapt to industry changes in information technology systems, on which we are highly dependent; the ability to keep pace with, and implement on a timely basis, technological changes; changes in the monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; war or terrorist activities; and other economic, competitive, governmental, regulatory, and geopolitical factors affecting our operations, pricing and services.
Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Except as required by applicable law or regulation, the Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

BCB BANCORP INC. AND SUBSIDIARIES
Consolidated Statements of Financial Condition
(In Thousands, Except Share and Per Share Data, Unaudited)

	June 30,	December 31,
	2017	2016

ASSETS
Cash and amounts due from depository institutions	$15,961	$12,121
Interest-earning deposits	59,086	52,917
Total cash and cash equivalents	75,047	65,038

Interest-earning time deposits	980	980
Securities available for sale	105,803	94,765
Loans held for sale	536	4,153
Loans receivable, net of allowance for loan losses
of $17,964 and $17,209 respectively	1,577,181	1,485,159
Federal Home Loan Bank of New York stock, at cost	9,913	9,306
Premises and equipment, net	19,679	19,382
Accrued interest receivable	5,666	5,573
Other real estate owned	2,626	3,525
Deferred income taxes	8,414	9,953
Other assets	9,998	10,374
Total Assets	$1,815,843	$1,708,208

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Non-interest bearing deposits	$168,885	$158,523
Interest bearing deposits	1,327,375	1,233,682
Total deposits	1,496,260	1,392,205
Short-term debt	11,000	20,000
Long-term debt	163,000	155,000
Subordinated debentures	4,124	4,124
Other liabilities and accrued interest payable	8,678	5,798
Total Liabilities	1,683,062	1,577,127

STOCKHOLDERS' EQUITY
Preferred stock: $0.01 par value, 10,000,000 shares authorized, issued and outstanding 1,342 shares of series C 6% and series D 4.5% noncumulative perpetual preferred stock (liquidation value $10,000 per share) at June 30, 2017 and 1,560 shares
of series A, B, C 6% noncumulative preferred stock at December 31, 2016	-	-
Additional paid-in capital preferred stock	13,241	15,464
Common stock; no par value; 20,000,000 shares authorized, issued 13,831,203 and 13,797,088 at June 30, 2017 and December 31, 2016, respectively, outstanding 11,300,740 shares and
11,267,225 shares, respectively	-	-
Additional paid-in capital common stock	120,980	120,417
Retained earnings	30,144	28,159
Accumulated other comprehensive income (loss)	(2,473)	(3,856)
Treasury stock, at cost, 2,530,463 and 2,529,863 shares, respectively, at June 30, 2017 and December 31, 2016	(29,111)	(29,103)
Total Stockholders' Equity	132,781	131,081

Total Liabilities and Stockholders' Equity	$1,815,843	$1,708,208

BCB BANCORP INC. AND SUBSIDIARIES
Consolidated Statements of Income
(In Thousands, except for per share amounts, Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016

Interest income:
Loans, including fees	$18,026	$17,263	35,568	$34,756
Mortgage-backed securities	603	50	1,131	124
Municipal bonds and other debt	159	-	264	-
FHLB stock and other interest earning assets	281	368	561	632
Total interest income	19,069	17,681	37,524	35,512

Interest expense:
Deposits:
Demand	677	470	1,350	832
Savings and club	100	93	199	182
Certificates of deposit	2,142	2,126	4,153	4,160
	2,919	2,689	5,702	5,174
Borrowed money	1,087	1,629	2,154	3,277
Total interest expense	4,006	4,318	7,856	8,451

Net interest income	15,063	13,363	29,668	27,061
Provision for loan losses	776	37	1,274	226

Net interest income after provision for loan losses	14,287	13,326	28,394	26,835

Non-interest income:
Fees and service charges	838	736	1,634	1,447
Gain on sales of loans	733	1,029	1,071	1,953
Loss on bulk sale of impaired loans held in portfolio	-	(285)	-	(285)
Gain on sales of other real estate owned	197	-	1,348	-
Other	254	26	282	45
Total non-interest income	2,022	1,506	4,335	3,160

Non-interest expense:
Salaries and employee benefits	5,878	6,160	11,968	12,184
Occupancy and equipment	1,989	2,043	4,147	3,915
Data processing and service fees	678	833	1,331	1,895
Professional fees	1,383	483	1,746	910
Director fees	198	183	378	336
Regulatory assessments	331	360	692	710
Advertising and promotional	115	390	258	753
Other real estate owned, net	13	94	55	110
Other	1,563	1,620	3,135	3,090
Total non-interest expense	12,148	12,166	23,710	23,903

Income before income tax provision	4,161	2,666	9,019	6,092
Income tax provision	1,648	1,085	3,593	2,476

Net Income	$2,513	$1,581	5,426	$3,616
Preferred stock dividends	165	234	283	468
Net Income available to common stockholders	$2,348	$1,347	5,143	$3,148

Net Income per common share-basic and diluted
Basic	$0.21	$0.12	0.46	$0.28
Diluted	$0.21	$0.12	0.45	$0.28

Weighted average number of common shares outstanding
Basic	11,295	11,229	11,287	11,223
Diluted	11,405	11,233	11,383	11,226